UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Dynegy Inc.
(Name of Issuer)

Common Shares, $0.01 par value
(Title of Class of Securities)

26817R108
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26817R108	SCHEDULE 13G	Page 2 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,831,224 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,831,224 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,831,224 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9% (2)
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 4,831,224 shares of common stock of the Issuer (“Shares”).

(2)
All calculations of percentage ownership herein are based upon an aggregate of 122,930,658 Shares outstanding as of November 3, 2014, as reported by the Issuer on Form 10-Q filed with the United States Securities Exchange Commission (the “SEC”) on November 6, 2014 (the “Form 10-Q”).

CUSIP No. 26817R108	SCHEDULE 13G	Page 3 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 988,700 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 988,700 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,700 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 988,700 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 4 of 45

1	NAME OF REPORTING PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,819,924 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,819,924 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,819,924 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.7%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII Delaware, L.P. and Oaktree Opportunities Fund VIIIb Delaware, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 5 of 45

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,345,085 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,345,085 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,345,085 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,345,085 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 6 of 45

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,345,085 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,345,085 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,345,085 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 7 of 45

1	NAME OF REPORTING PERSON Oaktree Huntington Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,345,085 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,345,085 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,345,085 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 8 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 189,789 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 189,789 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,789 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 189,789 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 9 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 189,789 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 189,789 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,789 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 10 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 189,789 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 189,789 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,789 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 11 of 45

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,016,402 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,016,402 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,402 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,016,402 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 12 of 45

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,016,402 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,016,402 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,402 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 13 of 45

1	NAME OF REPORTING PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,016,402 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,016,402 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,402 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 14 of 45

1	NAME OF REPORTING PERSON Opps DGY Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

(1)	In its capacity as the direct owner of 1,778,512 Shares.

CUSIP No. 26817R108	SCHEDULE 13G	Page 15 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund IX GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Opps DGY Holdings, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 16 of 45

1	NAME OF REPORTING PERSON Oaktree Opportunities Fund IX GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,778,512 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,778,512 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,778,512 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX GP, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 17 of 45

1	NAME OF REPORTING PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON PN

(1)
Solely in its capacity as the managing member of Oaktree Fund GP, LLC and as the sole shareholder of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree Value Opportunities Fund GP Ltd. and Oaktree Opportunities Fund IX GP Ltd.

CUSIP No. 26817R108	SCHEDULE 13G	Page 18 of 45

1	NAME OF REPORTING PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 19 of 45

1	NAME OF REPORTING PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 20 of 45

1	NAME OF REPORTING PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of OCM Holdings I, LLC.

CUSIP No. 26817R108	SCHEDULE 13G	Page 21 of 45

1	NAME OF REPORTING PERSON Oaktree High Yield Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 26817R108	SCHEDULE 13G	Page 22 of 45

1	NAME OF REPORTING PERSON Oaktree High Yield Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 26817R108	SCHEDULE 13G	Page 23 of 45

1	NAME OF REPORTING PERSON Oaktree Fund GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree High Yield Fund, L.P. and Oaktree High Yield Fund II, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 24 of 45

1	NAME OF REPORTING PERSON Oaktree Capital II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP II, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 25 of 45

1	NAME OF REPORTING PERSON OCM High Yield Trust, a subtrust of the OCM Group Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 26817R108	SCHEDULE 13G	Page 26 of 45

1	NAME OF REPORTING PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,329,788 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,329,788 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,329,788 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON PN

(1)
Solely in its capacity as the duly appointed investment manager for Oaktree High Yield Fund, L.P., Oaktree High Yield Fund II, L.P., OCM High Yield Trust, a subtrust of the OCM Group Trust, and as sole director of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree Value Opportunities Fund GP Ltd. and Oaktree Opportunities Fund IX GP Ltd.

CUSIP No. 26817R108	SCHEDULE 13G	Page 27 of 45

1	NAME OF REPORTING PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,329,788 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 4,329,788 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,329,788 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON CO

(1)	Solely in its capacity as the general partner of Oaktree Capital II, L.P. and Oaktree Capital Management, L.P.

CUSIP No. 26817R108	SCHEDULE 13G	Page 28 of 45

1	NAME OF REPORTING PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 26817R108	SCHEDULE 13G	Page 29 of 45

1	NAME OF REPORTING PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,149,712 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 10,149,712 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,149,712 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 26817R108	SCHEDULE 13G	Page 30 of 45

ITEM 1.	(a)	Name of Issuer:
Dynegy Inc.
	(b)	Address of Issuer’s Principal Executive Offices:
601 Travis Street, Suite 1400 Houston, Texas 77002

ITEM 2.

(a)-(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)	Oaktree Opportunities Fund VIII Delaware, L.P., a Delaware limited partnership (“Fund VIII Delaware”), in its capacity as the direct owner of 4,831,224 ordinary shares of the Issuer’s Common Stock;

(2)	Oaktree Opportunities Fund VIIIb Delaware, L.P., a Delaware limited partnership (“Fund VIIIb Delaware”), in its capacity as the direct owner of 988,700 ordinary shares of the Issuer’s Common Stock;

(3)	Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the general partner of Fund VIII Delaware and Fund VIIIb Delaware;

(4)	Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“HIF”), in its capacity as the direct owner of 1,345,085 ordinary shares of the Issuer’s Common Stock;

(5)	Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“HIF GP”), in its capacity as the general partner of HIF;

(6)	Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“HIF GP Ltd.”), in its capacity as the general partner of HIF GP;

(7)
Oaktree Opportunities Fund VIII (Parallel 2), L.P., a Cayman Islands limited partnership (“VIII Parallel 2”), in its capacity as the direct owner of 189,789 ordinary shares of the Issuer’s Common Stock;

(8)	Oaktree Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Fund VIII GP”), in its capacity as the general partner of VIII Parallel 2;

(9)	Oaktree Opportunities Fund VIII GP Ltd., a Cayman Islands exempted company (“Fund VIII GP Ltd.”), in its capacity as the general partner of Fund VIII GP;

(10)	Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 1,016,402 ordinary shares of the Issuer’s Common Stock;

(11)	Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings;

(12)	Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;

(13)	Opps DGY Holdings, L.P., a Delaware limited partnership (“DGY Holdings”), in its capacity as the direct owner of 1,778,512 ordinary shares of the Issuer’s Common Stock;

CUSIP No. 26817R108	SCHEDULE 13G	Page 31 of 45

(14)	Oaktree Opportunities Fund IX GP, L.P., a Cayman Islands limited partnership (“Fund IX GP”), in its capacity as the general partner of DGY Holdings;

(15)	Oaktree Opportunities Fund IX GP Ltd., a Cayman Islands exempted company (“Fund IX GP Ltd.”), in its capacity as the general partner of Fund IX GP;

(16)
Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.;

(17)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

(18)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

(19)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I;

(20)	Oaktree High Yield Fund, L.P., a California limited partnership (“HY Fund”);

(21)	Oaktree High Yield Fund II, L.P., a California limited partnership (“HY Fund II”);

(22)	Oaktree Fund GP II, L.P., a Delaware limited partnership (“GP II”), in its capacity as the general partner of HY Fund and HY Fund II;

(23)	Oaktree Capital II, L.P., a Delaware limited partnership (“Capital II”), in its capacity as the general partner of GP II;

(24)	OCM High Yield Trust, a subtrust of the OCM Group Trust, a Massachusetts trust (“HY Trust”);

(25)
Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the duly appointed investment manager of each of HY Fund, HY Fund II, HY Trust  and as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.;

(26)	Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Capital II and Management;

(27)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; and

(28)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(d)	Title of Class of Securities:

Common Shares, $0.01 par value per share (“Common Stock”)

(e)	CUSIP Number: 26817R108

CUSIP No. 26817R108	SCHEDULE 13G	Page 32 of 45

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a)-(c) Amount beneficially owned, percent of class, number of shares as to which each person has sole or shared power to vote or direct the vote; sole or shared power to dispose or direct the disposition of:

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

Fund VIII Delaware directly holds 4,831,224 shares of the Issuer’s Common Stock constituting approximately 3.9% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIIIb Delaware directly holds 988,700 shares of the Issuer’s Common Stock constituting approximately 0.8% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund GP, in its capacity as the general partner of each of Fund VIII Delaware and Fund VIIIb Delaware, has the ability to direct the management of the business of each of Fund VIII Delaware and Fund VIIIb Delaware, including the power to vote and dispose of securities held by each of Fund VIII Delaware and Fund VIIIb Delaware; therefore, Fund GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware and Fund VIIIb Delaware.

HIF directly holds 1,345,085 shares of the Issuer’s Common Stock constituting approximately 1.1% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

HIF GP, in its capacity as the general partner of HIF, has the ability to direct the management of HIF’s business, including the power to vote and dispose of securities held by HIF; therefore, HIF GP may be deemed to beneficially own the shares of Issuer’s Common Stock held by HIF.

HIF GP Ltd., in its capacity as the general partner of HIF GP, has the ability to direct the management of HIF GP’s business, including the power to direct the decisions of HIF GP regarding the vote and disposition of securities held by HIF; therefore, HIF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by HIF.

CUSIP No. 26817R108	SCHEDULE 13G	Page 33 of 45

VIII Parallel 2 directly holds 189,789 shares of the Issuer’s Common Stock constituting approximately 0.2% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIII GP, in its capacity as the general partner of VIII Parallel 2, has the ability to direct the management of VIII Parallel 2’s business, including the power to vote and dispose of securities held by VIII Parallel 2; therefore, Fund VIII GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by VIII Parallel 2.

Fund VIII GP Ltd., in its capacity as the general partner of Fund VIII GP, has the ability to direct the management of Fund VIII GP’s business, including the power to direct the decisions of Fund VIII GP regarding the vote and disposition of securities held by VIII Parallel 2; therefore, Fund VIII GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by VIII Parallel 2.

VOF Holdings directly holds 1,016,402 shares of the Issuer’s Common Stock constituting approximately 0.8% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by VOF Holdings.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by VOF Holdings.

DGY Holdings directly holds 1,778,512 shares of the Issuer’s Common Stock constituting approximately 1.4% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund IX GP, in its capacity as the general partner of DGY Holdings, has the ability to direct the management of the business of DGY Holdings, including the power to vote and dispose of securities held by DGY Holdings; therefore, Fund IX GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by DGY Holdings.

Fund IX GP Ltd., in its capacity as the general partner of Fund IX GP, has the ability to direct the management of Fund IX GP’s business, including the power to direct the decisions of Fund IX GP regarding the vote and disposition of securities held by DGY Holdings; therefore, Fund IX GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by DGY Holdings.

GP I, in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., has the ability to direct the management of Fund GP’s business and to appoint and remove the directors and direct the management of the business of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd.  As such, GP I has the power to direct the decisions of each of Fund GP, HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd. regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

CUSIP No. 26817R108	SCHEDULE 13G	Page 34 of 45

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

HY Fund no longer directly holds any shares of the Issuer’s Common Stock.

HY Fund II no longer directly holds any shares of the Issuer’s Common Stock.

GP II, in its capacity as the general partner of each of HY Fund and HY Fund II, has the ability to direct the management of each of HY Fund’s and HY Fund II’s business, including the power to direct the decisions of each of HY Fund and HY Fund II regarding the vote and disposition of securities held by each of HY Fund and HY Fund II.  GP II no longer has indirect beneficial ownership of any shares of the Issuer’s Common Stock.

Capital II, in its capacity as the general partner of GP II, has the ability to direct the management of GP II’s business, including the power to direct the decisions of GP II regarding the vote and disposition of securities held by each of HY Fund and HY Fund II.  Capital II no longer has indirect beneficial ownership of any shares of the Issuer’s Common Stock.

HY Trust no longer directly holds any ordinary shares of the Issuer’s Common Stock.

Management, in its capacity as the duly appointed investment manager of HY Fund, HY Fund II, HY Trust, and as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., has the ability to direct the management of HY Fund, HY Fund II, HY Trust, HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd., including the power to direct the decisions of HY Fund, HY Fund II, HY Trust, HIF GP Ltd., Fund VIII GP Ltd., VOF GP Ltd. and Fund IX GP Ltd. regarding the vote and disposition of securities held by HY Fund, HY Fund II, HY Trust, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Management may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Holdings, Inc., in its capacity as the general partner of each of Capital II and Management, has the ability to direct the management of (i) Capital II’s business, including the power to vote and dispose of securities held by HY Fund and HY Fund II and (ii) Management’s business, including the power to vote and dispose of securities held by HY Fund, HY Fund II, HY Trust, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

CUSIP No. 26817R108	SCHEDULE 13G	Page 35 of 45

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.  Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by HY Fund, HY Fund II, HY Trust, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.  Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by HY Fund, HY Fund II, HY Trust, Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Fund VIII Delaware, Fund VIIIb Delaware, HIF, VIII Parallel 2, VOF Holdings and DGY Holdings.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All ownership percentages of the securities reported in this Statement are based on an aggregate of 122,930,658 shares of common stock outstanding as of November 3, 2014, as reported by the Issuer on the Form 10-Q.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

The following Reporting Persons have ceased to be the beneficial owner of more than five percent of the Issuer’s common stock: HY Fund, HY Fund II, HY Trust, GP II and Capital II.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

CUSIP No. 26817R108	SCHEDULE 13G	Page 36 of 45

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2015

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

CUSIP No. 26817R108	SCHEDULE 13G	Page 37 of 45

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 38 of 45

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 39 of 45

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 40 of 45

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 41 of 45

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 42 of 45

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Directory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HIGH YIELD FUND, L.P.

By:	Oaktree Fund GP II, L.P.
Its:	General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE HIGH YIELD FUND II, L.P.

By:	Oaktree Fund GP II, L.P.
Its:	General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

CUSIP No. 26817R108	SCHEDULE 13G	Page 43 of 45

OAKTREE FUND GP II, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL II, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OCM HIGH YIELD TRUST

By:	Oaktree Capital Management, L.P.
Its:	Investment Manager

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 44 of 45

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

CUSIP No. 26817R108	SCHEDULE 13G	Page 45 of 45

 Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (filed herewith).

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of February 13, 2015

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Directory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HIGH YIELD FUND, L.P.

By:	Oaktree Fund GP II, L.P.
Its:	General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE HIGH YIELD FUND II, L.P.

By:	Oaktree Fund GP II, L.P.
Its:	General Partner

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP II, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL II, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OCM HIGH YIELD TRUST

By:	Oaktree Capital Management, L.P.
Its:	Investment Manager

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President